UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

     Washington, D.C. 20549

     FORM 8-K

     CURRENT REPORT

     Pursuant to Section 13 or 15 (d) of the
     Securities Exchange Act of 1934

              June 3, 2009
Date of report (Date of earliest event reported)

          Universal Insurance Holdings, Inc.

     (Exact name of registrant as specified in its charter)

Delaware	000-20848	65-0231984
(State or other jurisdiction	(Commission file number)	(IRS Employer
of incorporation or organization)		Identification No.)

1110 W. Commercial Blvd. Suite 100, Fort Lauderdale, Florida 33309
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:       (954) 958-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 8.01          Other Events.

On June 3, 2009, Universal Insurance Holdings, Inc. (the “Company”) announced the completion by Universal Property and Casualty Insurance Company (“UPCIC”), its wholly owned subsidiary, of its 2009-2010 reinsurance program effective June 1, 2009. The announcement, a copy of which is furnished as Exhibit 99.1 to this report, is incorporated herein by reference. The following provides a description of the program.

Effective June 1, 2009, UPCIC entered into a quota share reinsurance contract with Everest Re. Under the quota share contract, through May 31, 2010, UPCIC cedes 50% of its gross written premiums, losses and LAE for policies with coverage for wind risk with a ceding commission equal to 25% of ceded gross written premiums. In addition, the quota share contract has a limitation for any one occurrence of 58% of Gross Premiums Earned, not to exceed $160,000,000 (of which the Company's net liability on the first $160,000,000 of losses in a first event scenario is $75,000,000, in a second event scenario is $16,000,000 and in a third event scenario is $16,000,000) and a limitation from losses arising out of events that are assigned a catastrophe serial number by the Property Claims Services ("PCS") office of 175% of Gross Premiums Earned, not to exceed $480,000,000.

Effective June 1, 2009 through May 31, 2010, UPCIC entered into a multiple line excess per risk contract with various reinsurers. Under the multiple line excess per risk contract, UPCIC obtained coverage of $1,400,000 in excess of $600,000 ultimate net loss for each risk and each property loss, and $1,000,000 in excess of $300,000 for each casualty loss. A $7,000,000 aggregate limit applies to the term of the contract. Effective June 1, 2009 through May 31, 2010, UPCIC entered into a property per risk excess contract covering ex-wind only policies. Under the property per risk excess contract, UPCIC obtained coverage of $400,000 in excess of $200,000 for each property loss. A $2,400,000 aggregate limit applies to the term of the contract.

Effective June 1, 2009 through May 31, 2010, under excess catastrophe contracts, UPCIC obtained catastrophe coverage of $627,000,000 in excess of $160,000,000 covering certain loss occurrences including hurricanes. The coverage of $627,000,000 in excess of $160,000,000 has a second full limit available to the Company; additional premium is calculated pro rata as to amount and 100% as to time, as applicable. Effective June 1, 2009 through May 31, 2010, UPCIC purchased reinstatement premium protection which reimburses the Company for its cost to reinstate the catastrophe coverage of the first $352,000,000 (part of $627,000,000) in excess of $160,000,000.

Effective June 1, 2009, UPCIC also obtained subsequent catastrophe event excess of loss reinsurance to cover certain levels of the Company's net retention through three catastrophe events including hurricanes.

UPCIC also obtained coverage from the Florida Hurricane Catastrophe Fund ("FHCF"). The approximate coverage is estimated to be for 90% of $1,070,000,000 in excess of $405,000,000. Also at June 1, 2009, the FHCF made available, and the Company obtained, $10,000,000 of additional catastrophe excess of loss coverage with one free reinstatement of coverage to carriers qualified as Limited Apportionment Companies or companies that participated in the Insurance Capital Build-Up Incentive Program, such as UPCIC. This particular layer of coverage is $10,000,000 in excess of $28,200,000.

The total cost of the Company's multiple line excess and property per risk reinsurance program effective June 1, 2009 through May 31, 2010 is $3,400,000 of which the Company's cost is 50%, or $1,700,000, and the quota share reinsurers' cost is the remaining 50%. The total cost of the Company's private catastrophe reinsurance program effective June 1, 2009 through May 31, 2010 is $155,258,800 of which the Company's cost is 50%, or $77,629,400, and the quota share reinsurers' cost is the remaining 50%. In addition, the Company purchases reinstatement premium protection as described above, the cost of which is $22,312,747. The Company’s cost of the subsequent catastrophe event excess of loss reinsurance is $15,740,000. The estimated premium the Company plans to cede to the FHCF for the 2008 hurricane season is $60,645,116 of which the Company's cost is 50%, or $30,322,558, and the quota share reinsurers' cost is the remaining 50%. The Company is also participating in the additional coverage option for Limited Apportionment Companies or companies that participated in the Insurance Capital Build-Up Incentive Program offered by the FHCF, the premium for which is $5,000,000 of which the Company's cost is 50%, or $2,500,000, and the quota share reinsurers' cost is the remaining 50%. The Company is responsible for losses related to catastrophic events with incurred losses in excess of coverage provided by the Company's reinsurance program which could have a material adverse effect on the Company's business, financial condition and results of operations.

ITEM 9.01     Financial Statements and Exhibits

(d) Exhibits:

99.1     Press Release, dated June 3, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 3, 2009	Universal Insurance Holdings, Inc.

	By:	/s/ Bradley I. Meier
Bradley I. Meier
President and Chief Executive Officer